Exhibit 3.3

AMENDMENT TO BYLAWS OF
COMMUNITY FINANCIAL CORPORATION

Effective Date:  December 14, 2011

The following shall constitute Section 2.2 of Bylaws of Community Financial Corporation as of the Effective Date:

Section 2.2.  Number and Qualification.  The Board of Directors shall consist of eight (8) Directors.

/s/ Ramona W. Savidge
Ramona W. Savidge
Secretary